Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          May 30, 2012

SKYWEST, INC. ANNOUNCES SALE OF INTEREST

IN TRIP LINHAS AEREAS S.A.

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) announced today that it entered into an agreement on Wednesday, May 23, 2012, to sell its 26% ownership (20% common and 6%  preferred)  in the Brazilian airline Trip Linhas Aereas S.A. (“TRIP”) for a price of $42 million (USD).  SkyWest has agreed to sell its TRIP shares to Trip Investimentos Ltda., a Brazilian limited liability company affiliated with TRIP. The purchase price is scheduled to be paid in three installments over a two-year period and may be accelerated based on certain conditions under the purchase agreement.

As part of the agreement, SkyWest also received an option to acquire 15.38% of the ownership in Trip Investimentos Ltda., the purchaser of the shares, which SkyWest may exercise at its discretion.  The call option has an initial set price per share, escalates annually at a specified rate and can be exercised up to between four to six years following receipt by SkyWest of the required installment payments from Trip Investimentos Ltda.,  under the agreement.  SkyWest’s sale of the TRIP shares, as well as the other transactions governed by the purchase agreement, are contingent on TRIP’s receipt of Brazilian regulatory approvals.

SkyWest acquired its initial interest in TRIP in August 2008 and has invested a total of $30 million USD for its 26% interest. Due to SkyWest’s treatment of its TRIP ownership position under the equity method of accounting, it has decreased its investment in TRIP to a current carrying amount of $23.2 million as of March 31, 2012. SkyWest anticipates recording a net gain on the investment upon closing, however the amount will be contingent on SkyWest recording its share of TRIP’s income or loss up until the closing date of the transaction,  which is yet to be determined and is subject to TRIP’s receipt of regulatory approvals.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta Air Lines, Inc. (“Delta”).  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet

Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 727 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, TRIP’s receipt of regulatory approvals necessary to enable SkyWest to complete the proposed sale of its TRIP shares, TRIP’s performance of its installment payment obligations under the purchase agreement and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Risk Factors.”